Exhibit 1

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated financial statements as of March 31, 2023 and

December 31, 2022 and for the three-month periods ended March 31, 2023 and 2022

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated financial statements as of March 31, 2023 and December 31, 2022 and for the three-month periods ended March 31, 2023 and 2022

TABLE OF CONTENTS

• Unaudited interim condensed consolidated statements of profit or loss and other comprehensive income for the three-month periods ended March 31, 2023 and 2022	3

• Unaudited interim condensed consolidated statements of financial position as of March 31, 2023 and December 31, 2022	4

• Unaudited interim condensed consolidated statements of changes in equity for the three-month periods ended March 31, 2023 and 2022	5

• Unaudited interim condensed consolidated statements of cash flows for the three-month periods ended March 31, 2023 and 2022	7

• Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2023 and December 31, 2022 and for the three-month periods ended March 31, 2023 and 2022	9

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of profit or loss and other comprehensive income for the three-month periods ended March 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars)

	Notes	Period from January 1, through March 31, 2023	Period from January 1, through March 31, 2022
Revenue from contracts with customers	4	303,213	207,920
Cost of sales:
Operating costs	5.1	(30,144)	(30,839)
Crude oil stock fluctuation	5.2	(4,722)	2,655
Depreciation, depletion and amortization	12/13/14	(64,372)	(46,822)
Royalties		(34,995)	(29,177)
Other non-cash costs related to the transfer of conventional assets	1.2.1	(3,233)	—

Gross profit		165,747	103,737

Selling expenses	6	(16,717)	(12,566)
General and administrative expenses	7	(17,011)	(12,463)
Exploration expenses	8	(222)	(205)
Other operating income	9.1	95,315	2,765
Other operating expenses	9.2	(963)	(1,260)

Operating profit		226,149	80,008

Interest income	10.1	287	16
Interest expense	10.2	(6,137)	(8,232)
Other financial income (expense)	10.3	(14,315)	(28,949)

Financial income (expense), net		(20,165)	(37,165)

Profit before income tax		205,984	42,843

Current income tax (expense)	15	(47,568)	(26,559)
Deferred income tax (expense)	15	(29,682)	(750)

Income tax (expense)		(77,250)	(27,309)

Profit for the period, net		128,734	15,534

Other comprehensive income
Other comprehensive income that shall not be reclassified to profit or loss in subsequent periods
- Gain (Loss) from actuarial remediation related to employee benefits	25	109	(129)
- Deferred income tax (expense) benefit	15	(38)	45

Other comprehensive income that shall not be reclassified to profit (loss) in subsequent periods, net of taxes		71	(84)

Total comprehensive profit for the period		128,805	15,450

Earnings per share
Basic (in US Dollars per share)	11	1.431	0.175
Diluted (in US Dollars per share)	11	1.315	0.163

Notes 1 through 30 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of financial position as of March 31, 2023 and December 31, 2022

(Amounts expressed in thousands of US Dollars)

	Notes	As of March 31, 2023	As of December 31, 2022
Assets
Noncurrent assets
Property, plant and equipment	12	1,582,192	1,606,339
Goodwill	13	22,703	28,288
Other intangible assets	13	6,694	6,792
Right-of-use assets	14	61,016	26,228
Investments in associates		6,975	6,443
Trade and other receivables	16	175,769	15,864
Deferred income tax assets		335	335

Total noncurrent assets		1,855,684	1,690,289

Current assets
Inventories	18	8,464	12,899
Trade and other receivables	16	144,594	90,406
Cash, bank balances and other short-term investments	19	350,242	244,385

Total current assets		503,300	347,690

Total assets		2,358,984	2,037,979

Equity and liabilities
Equity
Capital stock	20.1	517,874	517,873
Other equity instruments		32,144	32,144
Legal reserve		2,603	2,603
Share-based payments		35,928	40,744
Share repurchase reserve		49,465	49,465
Other accumulated comprehensive income (losses)		(8,623)	(8,694)
Accumulated profit (losses)		338,659	209,925

Total equity		968,050	844,060

Liabilities
Noncurrent liabilities
Deferred income tax liabilities		273,131	243,411
Lease liabilities	14	34,080	20,644
Provisions	21	29,315	31,668
Borrowings	17.1	560,321	477,601
Employee benefits	25	12,220	12,251

Total noncurrent liabilities		909,067	785,575

Current liabilities
Provisions	21	2,579	2,848
Lease liabilities	14	29,099	8,550
Borrowings	17.1	99,246	71,731
Salaries and payroll taxes	22	8,836	25,120
Income tax liability		91,374	58,770
Other taxes and royalties	23	17,602	20,312
Trade and other payables	24	233,131	221,013

Total current liabilities		481,867	408,344

Total liabilities		1,390,934	1,193,919

Total equity and liabilities		2,358,984	2,037,979

Notes 1 through 30 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statement of changes in equity for the three-month period ended March 31, 2023

(Amounts expressed in thousands of US Dollars)

	Capital stock	Other equity instruments	Legal reserve	Share-based payments		Share repurchase reserve	Other accumulated comprehensive income (losses)	Accumulated profit (losses)	Total equity
Amounts as of December 31, 2022	517,873	32,144	2,603	40,744		49,465	(8,694)	209,925	844,060

Profit for the period	—	—	—	—		—		128,734	128,734
Other comprehensive income for the period	—	—	—	—		—	71	—	71

Total comprehensive income	—	—	—	—		—	71	128,734	128,805

Share-based payments	1	—	—	(4,816	)(1)	—	—	—	(4,815)

Amounts as of March 31, 2023	517,874	32,144	2,603	35,928		49,465	(8,623)	338,659	968,050

(1)	Including 5,039 share-based payment expenses (Note 7), net of tax charges.

Notes 1 through 30 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statement of changes in equity for the three-month period ended March 31, 2022

(Amounts expressed in thousands of US Dollars)

	Capital stock	Share-based payments		Other accumulated comprehensive income (losses)	Accumulated profit (losses)	Total equity
Amounts as of December 31, 2021	586,706	31,601		(5,976)	(47,072)	565,259

Profit for the period	—	—		—	15,534	15,534
Other comprehensive income for the period	—	—		(84)	—	(84)

Total comprehensive income	—	—		(84)	15,534	15,450

Share-based payments	—	(227	)(1)	—	—	(227)

Amounts as of March 31, 2022	586,706	31,374		(6,060)	(31,538)	580,482

(1)	Including 2,341 share-based payment expenses (Note 7), net of tax charges.

Notes 1 through 30 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of cash flows for the three-month periods ended March 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars)

	Notes	Period from January 1, through March 31, 2023	Period from January 1, through March 31, 2022
Cash flows from operating activities:
Profit for the period, net		128,734	15,534
Adjustments to reconcile net cash flows
Items related to operating activities:
(Reversal of) allowance for expected credit losses	6	—	(36)
Net changes in foreign exchange rate	10.3	(6,570)	(6,696)
Discount for well plugging and abandonment	10.3	499	652
Net (decrease) increase in provisions	9.2	(567)	988
Interest expense on lease liabilities	10.3	388	547
Discount of assets and liabilities at present value	10.3	709	681
Share-based payments	7	5,039	2,341
Other non-cash costs related to the transfer of conventional assets	1.2.1	3,233	—
Employee benefits	25	153	104
Income tax expense	15	77,250	27,309
Items related to investing activities:
Depreciation and depletion	12/14	63,434	46,066
Amortization of intangible assets	13	938	756
Interest income	10.1	(287)	(16)
Gain from farmout agreement	9.1	(5,656)	—
Changes in the fair value of financial assets	10.3	3,202	581
Gain related to the transfer of conventional assets	9.1 / 1.2.1	(89,659)	—
Items related to financing activities:
Interest expense	10.2	6,137	8,232
Changes in the fair value of warrants	10.3	—	22,777
Amortized cost	10.3	364	533
Remeasurement in borrowings	10.3	13,690	8,679
Other financial results	10.3	2,033	—
Changes in working capital:
Trade and other receivables		(12,854)	(4,818)
Inventories	5.2	4,722	(2,655)
Trade and other payables		4,082	2,551
Payments of employee benefits	25	(75)	(57)
Salaries and payroll taxes		(25,892)	(11,031)
Other taxes and royalties		(12,018)	3,731
Provisions		(529)	(741)
Income tax payment		(1,737)	(3,147)

Net cash flows provided by operating activities		158,763	112,865

Cash flows from investing activities:
Payments for acquisitions of property, plant and equipment		(132,948)	(78,190)
Payments for the acquisition of AFBN assets (1)		(6,250)	(90,000)
Payments received from farmout agreement	9.1	6,250	—
Payments for acquisitions of other intangible assets	13	(840)	(927)
Payments for acquisitions of investments in associates		(532)	(770)
Proceeds from transfer of conventional assets	1.2.1	10,000	—
Interest received	10.1	287	16

Net cash flows (used in) investing activities		(124,033)	(169,871)

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of cash flows for the three-month periods ended March 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars)

	Notes	Period from January 1, through March 31, 2023	Period from January 1, through March 31, 2022
Cash flows from financing activities:
Proceeds from borrowings	17.2	135,000	32,670
Payment of borrowings cost	17.2	(728)	(54)
Payment of borrowings principal	17.2	(22,500)	(62,552)
Payment of borrowings interest	17.2	(7,877)	(15,213)
Payment of lease	14	(9,894)	(2,676)
Other financial results	10.3	(2,033)	—

Net cash flow provided by (used in) financing activities		91,968	(47,825)

Net increase (decrease) in cash and cash equivalents		126,698	(104,831)
Cash and cash equivalents at beginning of period	19	241,956	311,217
Effect of exposure to changes in the foreign currency rate and other financial results of cash and cash equivalents		(20,989)	(2,014)
Net increase (decrease) in cash and cash equivalents		126,698	(104,831)

Cash and cash equivalents at end of period	19	347,665	204,372

Significant transactions that generated no cash flows
Acquisition of property, plant and equipment through increase in trade and other payables		160,965	83,350
Changes in well plugging and abandonment with an impact in property, plant and equipment	12	(2,904)	(2,743)

(1)

Related to acquisition of 50% operating working interest in the unconventional concessions of Aguada Federal and Bandurria Norte. (See Note 1.2.1 to the annual consolidated financial statements as of December 31, 2022).

Notes 1 through 30 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2023 and December 31, 2022 and for the three-month periods ended March 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 1. Group information

1.1 Company general information, structure and activities

Vista Energy, S.A.B. de C.V. (“VISTA”, the “Company” or the “Group”), formerly known as Vista Oil & Gas, S.A.B. de C.V., was organized as a variable-capital stock company on March 22, 2017, under the laws of the United Mexican States (“Mexico”). The Company adopted the public corporation or “Sociedad Anónima Bursátil de Capital Variable” (“S.A.B. de C.V.”) on July 28, 2017.

It is listed on the New York Stock Exchange (“NYSE”) under ticker symbol “VIST” as from July 26, 2019.

On April 26, 2022, Vista Oil & Gas, S.A.B. de C.V. changed the Company’s corporate name to “Vista Energy, S.A.B. de C.V.”.

Its main office is located in the City of Mexico, Mexico, at Pedregal 24, floor 4, Colonia Molino del Rey, Alcaldía Miguel Hidalgo, zip code 11040.

Through its subsidiaries, the Company engages in oil and gas exploration and production (upstream segment).

These unaudited interim condensed consolidated financial statements were approved for publication by the Board of Directors on April 25, 2023.

Other than mentioned in Note 1.2 there were no changes in the Group’s structure and activities as from the date of issuance of the annual consolidated financial statements as of December 31, 2022.

1.2 Significant transactions for the period

1.2.1 Agreement signed with Petrolera Aconcagua Energía S.A. (“Aconcagua”) related to conventional assets (“Transfer of conventional assets”)

On February 23, 2023, the Company approved the agreement signed by its subsidiary Vista Energy Argentina S.A.U. (“Vista Argentina”) with Aconcagua for the operations of the following concessions in the Neuquina Basin, Argentina (the “Transaction”): (i) the Entre Lomas upstream concession, located in the Province of Neuquén; (ii) the Entre Lomas, Jarilla Quemada, Charco del Palenque, Jagüel de los Machos and 25 de Mayo-Medanito S.E. upstream concessions, located in the Province of Río Negro (jointly, the “Exploitation Concessions”); (iii) the Entre Lomas and Jarilla Quemada gas transportation concession, located in the Province of Río Negro; and (iv) the 25 de Mayo-Medanito S.E. Crude oil transportation concession, located in the Province of Río Negro (jointly with the Exploitation Concessions, the “Concessions”).

The Transaction consists of a two-phased agreement. The first phase was effective as of March 1, 2023 (the “Effective Date”) and will end no later than February 28, 2027.

Under the terms of the Transaction, from the Effective Date, Aconcagua: (i) will pay to Vista 26,468 in cash (10,000 paid on the signing date, and 10,734 and 5,734 to be paid in March 2024 and 2025, respectively); (ii) will become operator of the Concessions; and (iii) will pay 100% of Vista’s share of the capex, operating cost, and any other costs associated to the operation of the Concessions, including royalties and taxes.

Vista Argentina will retain 40% of the Crude oil and Natural gas reserves and production, and 100% of liquified petroleum gas (“LPG”) reserves and production, from the Concessions, until the earliest of (i) February 28, 2027, or (ii) the date when Vista Argentina has received a cumulative production of 4 million barrels of Crude oil and 300 million m3 of Natural gas (the “Final Closing Date”). Aconcagua will keep 60% of the Crude oil and Natural gas production from the Concessions. Additionally, Vista Argentina will have the right to purchase up to Aconcagua’s 60% share of the Natural gas produced by the Concessions at a price of 1 USD/MMBtu until the Final Closing Date.

Vista Argentina and Aconcagua will work jointly with the Provinces of Río Negro and Neuquén to negotiate an extension of the exploitation and transportation concession titles governing the Concessions, as per the terms set forth in the applicable regulation in Argentina.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2023 and December 31, 2022 and for the three-month periods ended March 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Vista Argentina will retain the right to explore and develop the Vaca Muerta formation in the Exploitation Concessions and seek to obtain one or more independent and separate unconventional concessions to develop such resources; and Vista Argentina will remain concession title holder of the Concessions until no later than the Final Closing Date, when the Concessions will be transferred to Aconcagua, on an “as is where is basis”, subject to Provincial approvals.

As a consequence of the Transaction, the Company received 10,000 in cash; and recognized in these unaudited interim condensed consolidated financial statements: (i) an accounts receivable for a total amount of 205,730 in “Trade and other receivables” under “Receivable related to the transfer of conventional assets” (Note 16); (ii) a disposal of 120,529 and 5,542 in “Property, plant and equipment” and “Goodwill”, respectively (Note 12 and 13); and (iii) a gain of 89,659 in “Other operating income” under “Gain from disposal of oil and gas properties” (Note 9.1).

As of March 31, 2023, the Company recognized 3,233 related to the amortization of the aforementioned accounts receivable, in the unaudited interim condensed statement of profit or loss under “Other non-cash costs related to the transfer of conventional assets”.

Note 2. Basis of preparation and significant accounting policies

2.1 Bases of preparation and presentation

The unaudited interim condensed consolidated financial statements as of March 31, 2023 and December 31, 2022, and for the three-month periods ended March 31, 2023 and 2022 were prepared in accordance with the International Accounting Standard (“IAS”) 34 – “Interim Financial Reporting”, issued by the International Accounting Standards Board (“IASB”). The Company prepared its interim financial statements on a condensed basis pursuant to IAS 34. Certain explanatory notes are included to describe the events and transactions that are relevant to understand the changes in the financial position as of March 31, 2023, and the results of operations for the three-month period ended March 31, 2023. Therefore, these interim condensed consolidated financial statements do not include all the information and disclosures required in the annual financial statements and should be read together with the Company’s annual consolidated financial statements as of December 31, 2022.

These unaudited interim condensed consolidated financial statements were prepared using the same accounting policies as used in preparing the Company’s consolidated financial statements as of December 31, 2022, except for the income tax expense that is recognized in each interim period based on the best estimate of the weighted average annual income tax rate expected for the full financial year.

They were prepared on a historical cost basis, except for certain financial assets and liabilities that were measured at fair value. The figures contained herein are stated in US Dollars (“USD”) and are rounded to the nearest thousand, unless otherwise stated.

2.2 New effective accounting standards, amendments and interpretations issued by the IASB adopted by the Company

The Group has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective.

2.3 Basis of consolidation

These unaudited interim condensed consolidated financial statements contain the financial statements of the Company and its subsidiaries. Other than the transaction mentioned in Note 1.2 there were no changes in interest in Company subsidiaries during the three-month period ended March 31, 2023.

2.4 Summary of significant accounting policies

2.4.1 Impairment testing of goodwill and nonfinancial assets other than goodwill

Nonfinancial assets, including identifiable intangible assets, are tested for impairment at the lowest level in which there are separately identifiable cash flows largely independent of the cash flows of other groups of assets or Cash Generated Units (“CGUs”). To such end, oil and gas properties in Argentina were grouped into 3 (three) CGUs: (i) operated concessions of conventional oil and gas exploration and production; (ii) operated concessions of unconventional oil and gas exploration and production; and (iii) non-operating concessions of conventional oil and gas exploration and production. The Company also identified just 1 (one) CGU in Mexico: (i) operated concessions of conventional oil and gas exploration and production.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2023 and December 31, 2022 and for the three-month periods ended March 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

The Company conducts its impairment test of nonfinancial assets when there is an indication that the carrying amount may be impaired. Moreover, Goodwill is tested every December. The Company bases the impairment test on the calculation of value in use and reviews the relationship between the recoverable amount and the carrying amount of its assets.

As of March 31, 2023, and December 31, 2022, the Company did not identify indications of impairment related with goodwill and nonfinancial assets other than goodwill.

2.5 Regulatory framework

A-	Argentina

2.5.1 Gas market

2.5.1.1 Argentine promotion plan to stimulate natural gas production: 2020-2024 supply and demand system (“Gas IV Plan”)

For the three-month periods ended March 31, 2023, and 2022, the Company received a net amount of 1,340 and 269, respectively.

As of March 31, 2023, and December 31, 2022, the receivables related to such plan stand at 2,560 and 3,772, respectively (see Note 16).

Other than mentioned above, there have been no significant changes in Argentina’s regulatory framework for the three-month period ended March 31, 2023 (see Note 2.5 to the annual consolidated financial statements as of December 31, 2022).

B-	Mexico

There have been no significant changes in Mexico’s regulatory framework during the three-month period ended March 31, 2023 (see Note 2.5 to the annual consolidated financial statements as of December 31, 2022).

Note 3. Segment information

The Chief Operating Decision Maker (the “Committee” or “CODM”) is in charge of allocating resources and assessing the performance of the operating segment. It supervises operating profit (loss) and the performance of the indicators related to its oil and gas properties on an aggregate basis to make decisions regarding the location of resources, negotiate with international suppliers and determine the method for managing contracts with customers.

The CODM considers as a single segment the exploration and production of Crude oil, Natural gas and LPG (including E&P commercial activities), through its own activities, subsidiaries and interests in joint operations and based on the nature of the business, customer portfolio and risks involved. The Company aggregated no segment as it has only one.

For the three-month periods ended March 31, 2023, and 2022, the Company generated 99% and 1% of its revenues related to assets located in Argentina and Mexico, respectively.

The accounting criteria used by the subsidiaries to measure profit or loss, assets and liabilities of the segments are consistent with those used in these unaudited interim condensed consolidated financial statements.

The following chart summarizes noncurrent assets per geographical area:

	As of March 31, 2023	As of December 31, 2022
Argentina	1,799,638	1,638,973
Mexico	56,046	51,316

Total noncurrent assets	1,855,684	1,690,289

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2023 and December 31, 2022 and for the three-month periods ended March 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 4. Revenue from contracts with customers

	Period from January 1, through March 31, 2023	Period from January 1, through March 31, 2022
Goods sold	303,213	207,920

Total revenue from contracts with customers	303,213	207,920

Recognized at a point in time	303,213	207,920

4.1 Information broken down by revenue from contracts with customers

Type of products	Period from January 1, through March 31, 2023	Period from January 1, through March 31, 2022
Revenues from Crude oil sales	279,958	193,629
Revenues from Natural gas sales	21,845	13,020
Revenues from LPG sales	1,410	1,271

Total revenue from contracts with customers	303,213	207,920

Distribution channels	Period from January 1, through March 31, 2023	Period from January 1, through March 31, 2022
Exports from Crude oil	169,035	77,101
Refineries	110,923	116,528
Exports from Natural gas	12,700	2,590
Industries	5,949	2,501
Retail Natural gas distribution companies	1,726	1,985
Natural gas for electric power generation	1,470	5,944
LPG sales	1,410	1,271

Total revenue from contracts with customers	303,213	207,920

Note 5. Cost of sales

5.1 Operating costs

	Period from January 1, through March 31, 2023	Period from January 1, through March 31, 2022
Fees and compensation for services	16,746	14,500
Salaries and payroll taxes	4,941	5,058
Consumption of materials and spare parts	2,422	4,239
Easements and fees	1,790	3,378
Employee benefits	1,618	1,396
Transport	1,483	1,203
Other	1,144	1,065

Total operating costs	30,144	30,839

5.2 Crude oil stock fluctuation

	Period from January 1, through March 31, 2023	Period from January 1, through March 31, 2022
Crude oil stock at beginning of period (Note18)	4,722	5,222
Less: Crude oil stock at end of period (Note 18)	—	(7,877)

Total Crude oil stock fluctuation	4,722	(2,655)

Note 6. Selling expenses

	Period from January 1, through March 31, 2023	Period from January 1, through March 31, 2022
Transport	9,116	5,509
Taxes, rates and contributions	3,795	3,584
Tax on bank account transactions	2,241	1,960
Fees and compensation for services	1,565	1,549
(Reversal of) allowances for expected credit losses	—	(36)

Total selling expenses	16,717	12,566

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2023 and December 31, 2022 and for the three-month periods ended March 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 7. General and administrative expenses

	Period from January 1, through March 31, 2023	Period from January 1, through March 31, 2022
Salaries and payroll taxes	6,787	6,215
Share-based payments	5,039	2,341
Fees and compensation for services	2,516	2,074
Employee benefits	968	497
Institutional promotion and advertising	543	319
Taxes, rates and contributions	263	550
Other	895	467

Total general and administrative expenses	17,011	12,463

Note 8. Exploration expenses

	Period from January 1, through March 31, 2023	Period from January 1, through March 31, 2022
Geological and geophysical expenses	222	205

Total exploration expenses	222	205

Note 9. Other operating income and expenses

9.1 Other operating income

	Period from January 1, through March 31, 2023	Period from January 1, through March 31, 2022
Gain related to the transfer of conventional assets (1)	89,659	—
Gain from farmout agreement (2)	5,656	—
Other services charges (3)	—	2,765

Total other operating income	95,315	2,765

(1)	See Nota 1.2.1
(2)

For the three-month period ended March 31, 2023, including 6,250 of payments received by Trafigura, related to the farmout agreement celebrated on June 28, 2021 (“farmout agreement I”), net of disposals of oil and gas properties and goodwill for 551, and 43, respectively. See Note 12 and 13. (See Note 29.3.2.1 to the Company’s annual consolidated financial statements as of December 31, 2022).

(3)	Services not directly related to the Company’s main activity.

9.2 Other operating expenses

	Period from January 1, through March 31, 2023	Period from January 1, through March 31, 2022
Provision for environmental remediation (1)	(322)	(697)
Restructuring and reorganization expenses (2)	(271)	(272)
Provision for materials and spare parts obsolescence (1)	879	(17)
Provision for contingencies (1)	10	(274)
Other charges	(1,259)	—

Total other operating expenses	(963)	(1,260)

(1)	These transactions did not generate cash flows.
(2)	The Company booked restructuring expenses including payments, fees and transaction costs related to the changes in the Group’s structure.

Note 10. Financial income (expense), net

10.1 Interest income

	Period from January 1, through March 31, 2023	Period from January 1, through March 31, 2022
Financial interest	287	16

Total interest income	287	16

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2023 and December 31, 2022 and for the three-month periods ended March 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

10.2 Interest expense

	Period from January 1, through March 31, 2023	Period from January 1, through March 31, 2022
Borrowings interest (Note 17.2)	(6,137)	(8,232)

Total interest expense	(6,137)	(8,232)

10.3 Other financial income (expense)

	Period from January 1, through March 31, 2023	Period from January 1, through March 31, 2022
Amortized cost (Note 17.2)	(364)	(533)
Changes in the fair value of warrants	—	(22,777)
Net changes in foreign exchange rate	6,570	6,696
Discount of assets and liabilities at present value	(709)	(681)
Changes in the fair value of financial assets	(3,202)	(581)
Interest expense on lease liabilities (Note 14)	(388)	(547)
Discount for well plugging and abandonment	(499)	(652)
Remeasurement in borrowings (1)	(13,690)	(8,679)
Other	(2,033)	(1,195)

Total other financial income (expense)	(14,315)	(28,949)

(1)	Related to borrowings in purchasing value units (“UVA”, by Spanish acronym) adjusted by the benchmark stabilization coefficient (“CER”, by its Spanish acronym). See Note 17.2.

Note 11. Earnings per share

a)	Basic

Basic earnings per share is calculated by dividing the Company’s profit by the weighted average number of ordinary shares outstanding during the period.

b)	Diluted

Diluted earnings per share is calculated by dividing the Company’s profit by the weighted average number of ordinary shares outstanding during the period, plus the weighted average of dilutive potential ordinary shares.

Potential ordinary shares will be considered dilutive when their conversion to ordinary shares may reduce earnings per share or increase losses per share. They will be considered antidilutive when their conversion to ordinary shares may result in an increase in earnings per share or a reduction in loss per share.

The calculation of diluted earnings per share does not involve a conversion; the exercise or other issue of shares that may have an antidilutive effect on loss per share, or when the exercise price is higher than the average price of ordinary shares during the period, no dilution effect is booked, as diluted earnings per share is equal to basic earnings per share.

	Period from January 1, through March 31, 2023	Period from January 1, through March 31, 2022
Profit for the period, net	128,734	15,534
Weighted average number of ordinary shares	89,937,525	88,813,607

Basic earnings per share	1.431	0.175

	Period from January 1, through March 31, 2023	Period from January 1, through March 31, 2022
Profit for the period, net	128,734	15,534
Weighted average number of ordinary shares	97,920,497	95,464,397

Diluted earnings per share	1.315	0.163

As of March 31, 2023, the Company holds 3,705,757 Series A shares to be used in the Long-Term Incentive Plan (“LTIP”), that, on the date of this unaudited interim condensed consolidated financial statements, are currently out of the money. Consequently, they are not included in the weighted average number of ordinary shares to calculate diluted earnings per share.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2023 and December 31, 2022 and for the three-month periods ended March 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 12. Property, plant and equipment

The changes in property, plant and equipment for the three-month period ended March 31, 2023 are as follows:

	Land and buildings	Vehicles, machinery, facilities, computer hardware and furniture and fixtures	Oil and gas properties		Production wells and facilities		Works in progress	Materials and spare parts	Total
Cost
Amounts as of December 31, 2022	10,794	43,522	513,164		1,607,895		153,948	41,958	2,371,281
Additions	—	—	—		—		133,237	28,577	161,814
Transfers	599	980	—		112,401		(100,897)	(13,083)	—
Disposals	—	(2)	(623	)(1)	(2,904	)(2)	—	—	(3,529)
Disposals related to the transfer of conventional assets (3)	(1,694)	(7,537)	—		(292,020)		(383)	(12,749)	(314,383)

Amounts as of March 31, 2023	9,699	36,963	512,541		1,425,372		185,905	44,703	2,215,183

Accumulated depreciation
Amounts as of December 31, 2022	(300)	(15,587)	(67,947)		(681,108)		—	—	(764,942)
Depreciation	(3)	(1,242)	(3,676)		(57,056)		—	—	(61,977)
Disposals	—	2	72	(1)	—		—	—	74
Disposals related to the transfer of conventional assets (3)	71	5,259	—		188,524		—	—	193,854

Amounts as of March 31, 2023	(232)	(11,568)	(71,551)		(549,640)		—	—	(632,991)

Net value
Amounts as of March 31, 2023	9,467	25,395	440,990		875,732		185,905	44,703	1,582,192

Amounts as of December 31, 2022	10,494	27,935	445,217		926,787		153,948	41,958	1,606,339

(1)	See Note 9.1.
(2)	Related to the re-estimation of well plugging and abandonment. This transaction did not generate cash flows.
(3)	See Note 1.2.1.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2023 and December 31, 2022 and for the three-month periods ended March 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 13. Goodwill and other intangible assets

Below are the changes in goodwill and other intangible assets for the three-month period ended March 31, 2023:

	Goodwill		Other intangible assets
Cost
Amounts as of December 31, 2022	28,288		18,246

Additions	—		840
Disposals	(43	)(1)	—
Disposals related to the transfer of conventional assets (2)	(5,542)		(1,143)

Amounts as of March 31, 2023	22,703		17,943

Accumulated amortization
Amounts as of December 31, 2022	—		(11,454)
Amortization	—		(938)
Disposals related to the transfer of conventional assets (2)	—		1,143

Amounts as of March 31, 2023	—		(11,249)

Net value
Amounts as of March 31, 2023	22,703		6,694

Amounts as of December 31, 2022	28,288		6,792

(1)	See Note 9.1.
(2)	See Note 1.2.1.

Note 14. Right-of-use assets and lease liabilities

The carrying amount of the Company’s right-of-use assets and lease liabilities, as well as the changes for the three-month period ended March 31 2023, are detailed below:

	Right-of-use assets			Total lease liabilities
	Buildings	Plant and machinery	Total
Amounts as of December 31, 2022	986	25,242	26,228	(29,194)

Additions	—	41,850	41,850	(41,850)
Depreciation (1)	(145)	(6,917)	(7,062)	—
Payments	—	—	—	9,894
Interest expense (2)	—	—	—	(2,029)

Amounts as of March 31, 2023	841	60,175	61,016	(63,179)

(1)	Including the depreciation of drilling services capitalized as “Works in progress” for 5,605.
(2)	Including drilling agreements capitalized as “Works in progress” for 1,641.

Short-term and low-value lease agreements were recognized under “General and administrative expenses” in the statements of profit or loss and other comprehensive income for 16 and 38 for the three-month periods ended March 31, 2023 and 2022, respectively.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2023 and December 31, 2022 and for the three-month periods ended March 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 15. Income tax

The most significant components of the income tax expense in the statements of profit or loss and other comprehensive income of these interim condensed consolidated financial statements are as follows:

	Period from January 1, through March 31, 2023	Period from January 1, through March 31, 2022
Income tax
Current income tax	(47,568)	(26,559)
Deferred income tax	(29,682)	(750)

Income tax (expense) disclosed in the statement of profit or loss	(77,250)	(27,309)

Deferred income tax charged to other comprehensive income	(38)	45

Total income tax (expense)	(77,288)	(27,264)

For the three-month period ended March 31, 2023, the Company’s effective rate was 38%. The significant differences between the effective and statutory rate include (i) the application of the tax adjustment for inflation in Argentina; (ii) the depreciation of the Argentine peso (“ARS”) with respect to the USD affecting the Company’s tax deductions of nonmonetary assets; and (iii) the accumulative tax losses not recognized in the period. (See Note 31.1 to the annual consolidated financial statements as of December 31, 2022).

Note 16. Trade and other receivables

	As of March 31, 2023	As of December 31, 2022
Noncurrent
Other receivables:
Prepayments, tax receivables and other:
Midstream prepaid expenses (1)	16,378	—
Prepayments and other receivables	13,330	13,630
Value added tax (“VAT”)	750	940
Turnover tax	379	493

	30,837	15,063
Financial assets:
Receivables related to the transfer of conventional assets (2)	144,249	—
Loans to employees	683	801

	144,932	801

Total noncurrent trade and other receivables	175,769	15,864

Current
Trade:
Oil and gas accounts receivable (net of allowance for expected credit losses)	32,147	38,978

	32,147	38,978
Other receivables:
Prepayments, tax credits and other:
VAT	29,492	22,939
Prepaid expenses	11,668	13,864
Income tax	4,949	2,921
Turnover tax	1,115	634

	47,224	40,358

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2023 and December 31, 2022 and for the three-month periods ended March 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

	As of March 31, 2023	As of December 31, 2022
Financial assets:
Receivables related to the transfer of conventional assets (2)	58,248	—
Accounts receivable from third parties	2,642	2,172
Gas IV Plan (Note 2.5.1.1)	2,560	3,772
Receivables from joint operations	862	3,854
Advances to directors and loans to employees	450	444
LPG price stability program	343	574
Other	118	254

	65,223	11,070

Other receivables	112,447	51,428

Total current trade and other receivables	144,594	90,406

(1)

Related to the disbursement made by the Company, on December 21, 2022, in connection with to the Duplicar Plus Project implemented by Oleoductos del Valle S.A. (“Oldelval”) (See Note 28.1 to the annual consolidated financial statements as of December 31, 2022).

(2)	Include 146,787 and 58,943 in noncurrent and current trade and other receivables, respectively, related to the accounts receivable recognized as a result of the Transaction mentioned in Note 1.2.1.

Due to the short-term nature of current trade and other receivables, it carrying amount is considered similar to its fair value. The fair values of noncurrent trade and other receivables do not differ significantly from it carrying amounts either.

As of March 31, 2023, in general, accounts receivable has a 17-day term for sales of oil and a 50-day term for sales of natural gas and LPG.

The Company sets up a provision for trade receivables when there is information showing that the debtor is facing severe financial difficulties and that there is no realistic probability of recovery, for example, when the debtor goes into liquidation or files for bankruptcy proceedings. Trade receivables that are derecognized are not subject to compliance activities. The Company recognized an allowance for expected credit losses of 100% against all trade receivables that are 90 days past due because based on its history these receivables are generally not recovered. As of March 31, 2023 and December 31, 2022 an allowance for expected credit losses was recorded in trade and other receivables for 196 and 231 respectively.

As of the date of these interim condensed consolidated financial statements, maximum exposure to credit risk is related to the carrying amount of each class of accounts receivable.

Note 17. Financial assets and liabilities

17.1 Borrowings

	As of March 31, 2023	As of December 31, 2022
Noncurrent
Borrowings	560,321	477,601

Total noncurrent	560,321	477,601

Current
Borrowings	99,246	71,731

Total current	99,246	71,731

Total Borrowings	659,567	549,332

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2023 and December 31, 2022 and for the three-month periods ended March 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Below are the maturity dates of Company borrowings (excluding lease liabilities) and their exposure to interest rates:

	As of March 31, 2023	As of December 31, 2022
Fixed interest
Less than 1 year	75,704	48,588
From 1 to 2 years	162,300	154,895
From 2 to 5 years	312,624	232,279
Over 5 years	60,397	65,427

Total	611,025	501,189
Variable interest
Less than 1 year	23,542	23,143
From 1 to 2 years	—	—
From 2 to 5 years	25,000	25,000
Over 5 years	—	—

Total	48,542	48,143

Total Borrowings	659,567	549,332

See Note 17.4 for information on the fair value of the borrowings.

The carrying amount of borrowings as of March 31, 2023 and December 31, 2022 of the Company through its subsidiary Vista Argentina, is as follows:

Company	Execution date	Currency	Principal	Interest	Annual rate	Maturity date	As of March 31, 2023		As of December 31, 2022
Banco Galicia, Banco Itaú Unibanco, Banco Santander Rio and Citibank NA	July, 2018	USD	150,000	Variable	LIBOR + 4.50%	July, 2023	46,185		69,121
			150,000	Fixed	8.00%
Santander International	January, 2021	USD	11,700	Fixed	1.80%	January, 2026	14	(1)	68	(1)
Santander International	July, 2021	USD	43,500	Fixed	2.05%	July, 2026	77	(1) (2)	79	(1)
Santander International	January, 2022	USD	13,500	Fixed	2.45%	January, 2027	28	(1)(2)	28	(1)
ConocoPhillips Petroleum Holding B.V.	January, 2022	USD	25,000	Variable	LIBOR + 2.00%	September, 2026	25,376		25,594

Total							71,680		94,890

(1)	The carrying amount is related to interest, and the principal is collateralized.
(2)	See Note 29.

Moreover, Vista Argentina issued nonconvertible debt securities, under the name “Programa de Notas” approved by the National Securities Commission in Argentina (“CNV” by its Spanish acronym). The following chart shows the carrying amount of ON as of March 31, 2023 and December 31, 2022:

Company	Execution date	Currency	Principal		Interest	Annual rate	Maturity date	As of March 31, 2023	As of December 31, 2022
ON III	February, 2020	USD	50,000		Fixed	3.50%	February, 2024	9,524	9,607
ON VI	December, 2020	USD	10,000		Fixed	3.24%	December, 2024	9,976	9,968
ON VII	March, 2021	USD	42,371		Fixed	4.25%	March, 2024	42,257	42,200
ON VIII	March, 2021	ARS	3,054,537	(1)	Fixed	2.73%	September, 2024	45,133	45,185

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2023 and December 31, 2022 and for the three-month periods ended March 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Company	Execution date	Currency	Principal	Interest	Annual rate	Maturity date	As of March 31, 2023	As of December 31, 2022
ON X	June, 2021	ARS	3,104,063(1)	Fixed	4.00%	March, 2025	40,717	40,765
ON XI	August, 2021	USD	9,230	Fixed	3.48%	August, 2025	9,216	9,214
ON XII	August, 2021	USD	100,769	Fixed	5.85%	August, 2031	100,999	102,504
ON XIII	June, 2022	USD	43,500	Fixed	6.00%	August, 2024	43,272	43,211
ON XIV	November, 2022	USD	40,511	Fixed	6.25%	November, 2025	37,060	36,408
ON XV	December, 2022	USD	13,500	Fixed	4.00%	January, 2025	13,429	13,413
ON XVI	December, 2022	USD	63,450	Fixed	0.00%	June, 2026	63,105	63,079
ON XVII	December, 2022	USD	39,118	Fixed	0.00%	December, 2026	38,901	38,888
ON XVIII	March, 2023	USD	118,542	Fixed	0.00%	March, 2027	117,915	—
ON XIX	March, 2023	USD	16,458	Fixed	1.00%	March, 2028	16,383	—

Total							587,887	454,442

Total Borrowings							659,567	549,332

(1)	Amount in UVA, adjusted by CER (see Note 10.3).

Under the aforementioned program, Vista Argentina may list and issue debt securities in Argentina for a total principal up to 800,000 or its equivalent in other currencies at any time.

17.2 Changes in liabilities from financing activities

Changes in the borrowings were as follows:

	As of March 31, 2023	As of December 31, 2022
Amounts at beginning of year	549,332	610,973
Proceeds from borrowings (1)	135,000	228,614
Borrowings interest (2) (Note 10.2)	6,137	28,886
Payment of borrowings cost	(728)	(1,670)
Payment of borrowings interest	(7,877)	(34,430)
Payment of borrowings principal (1)	(22,500)	(294,917)
Amortized cost (2) (Note 10.3)	364	2,365
Remeasurement in borrowings (2) (Note 10.3)	13,690	52,817
Changes in foreign exchange rate (2)	(13,851)	(45,821)
Other financial expense (2)	—	2,515

Amounts at end of year	659,567	549,332

(1)

As of December 31. 2022, borrowings received and principal payments include 99,826 related to the ON swapping mentioned in Note 18.1 to the annual consolidated financial statements as of December 31, 2022. These transactions did not generate cash flows.

(2)	These transactions did not generate cash flows.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2023 and December 31, 2022 and for the three-month periods ended March 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

17.3 Financial instruments by category

The following chart includes the financial instruments broken down by category:

As of March 31, 2023	Financial assets / liabilities at amortized cost	Financial assets / liabilities FVTPL	Total financial assets / liabilities
Assets
Plan assets (Note 25)	393	5,782	6,175
Trade and other receivables (Note 16)	144,932	—	144,932

Total noncurrent financial assets	145,325	5,782	151,107

Cash, bank balances and other short-term investments (Note 19)	68,772	281,470	350,242
Trade and other receivables (Note 16)	97,370	—	97,370

Total current financial assets	166,142	281,470	447,612

Liabilities
Borrowings (Note 17.1)	560,321	—	560,321
Lease liabilities (Note 14)	34,080	—	34,080

Total noncurrent financial liabilities	594,401	—	594,401

Borrowings (Note 17.1)	99,246	—	99,246
Trade and other payables (Note 24)	233,131	—	233,131
Lease liabilities (Note 14)	29,099	—	29,099

Total current financial liabilities	361,476	—	361,476

As of December 31, 2022	Financial assets / liabilities at amortized cost	Financial assets / liabilities FVTPL	Total financial assets / liabilities
Assets
Plan assets (Note 25)	1,055	5,703	6,758
Trade and other receivables (Note 16)	801	—	801

Total noncurrent financial assets	1,856	5,703	7,559

Cash, bank balances and other short-term investments (Note 19)	41,516	202,869	244,385
Trade and other receivables (Note 16)	50,048	—	50,048

Total current financial assets	91,564	202,869	294,433

Liabilities
Borrowings (Note 17.1)	477,601	—	477,601
Lease liabilities (Note 14)	20,644	—	20,644

Total noncurrent financial liabilities	498,245	—	498,245

Borrowings (Note 17.1)	71,731	—	71,731
Trade and other payables (Note 24)	221,013	—	221,013
Lease liabilities (Note 14)	8,550	—	8,550

Total current financial liabilities	301,294	—	301,294

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2023 and December 31, 2022 and for the three-month periods ended March 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Below are income, expenses, profit, or loss from each financial instrument:

For the three-month period ended March 31, 2023:

	Financial assets / liabilities at amortized cost	Financial assets / liabilities at FVTPL	Total financial assets / liabilities
Interest income (Note 10.1)	287	—	287
Interest expense (Note 10.2)	(6,137)	—	(6,137)
Amortized cost (Note 10.3)	(364)	—	(364)
Net changes in foreign exchange rate (Note 10.3)	6,570	—	6,570
Discount of assets and liabilities at present value (Note 10.3)	(709)	—	(709)
Changes in the fair value of financial assets (Note 10.3)	—	(3,202)	(3,202)
Interest expense on lease liabilities (Note 10.3)	(388)	—	(388)
Discount for well plugging and abandonment (Note 10.3)	(499)	—	(499)
Remeasurement in borrowings (Note 10.3)	(13,690)	—	(13,690)
Other (Note 10.3)	(2,033)	—	(2,033)

Total	(16,963)	(3,202)	(20,165)

For the three-month period ended March 31, 2022:

	Financial assets/liabilities at amortized cost	Financial assets/liabilities at FVTPL	Total financial assets / liabilities
Interest income (Note 10.1)	16	—	16
Interest expense (Note 10.2)	(8,232)	—	(8,232)
Amortized cost (Note 10.3)	(533)	—	(533)
Changes in the fair value of warrants (Note 10.3)	—	(22,777)	(22,777)
Net changes in foreign exchange rate (Note 10.3)	6,696	—	6,696
Discount of assets and liabilities at present value (Note 10.3)	(681)	—	(681)
Changes in the fair value of financial assets (Note 10.3)	—	(581)	(581)
Interest expense on lease liabilities (Note 10.3)	(547)	—	(547)
Discount for well plugging and abandonment (Note 10.3)	(652)	—	(652)
Remeasurement in borrowings (Note 10.3)	(8,679)	—	(8,679)
Other (Note 10.3)	(1,195)	—	(1,195)

Total	(13,807)	(23,358)	(37,165)

17.4 Fair value

This note includes information on the Company’s method for assessing the fair value of its financial assets and liabilities.

17.4.1 Fair value of the Company’s financial assets and liabilities measured at fair value on a recurring basis

The Company classifies the measurements at fair value of financial instruments using a fair value hierarchy, which shows the relevance of the variables applied to carry out these measurements. The fair value hierarchy has the following levels:

•	Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities.

•	Level 2: data other than the quoted prices included in Level 1 that are observable for assets or liabilities, either directly (that is prices) or indirectly (that is derived from prices).

•	Level 3: data on the asset or liability that are based on information that cannot be observed in the market (that is, non-observable data).

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2023 and December 31, 2022 and for the three-month periods ended March 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

The following chart shows the Company’s financial assets measured at fair value as of March 31, 2023 and December 31, 2022:

As of March 31, 2023	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit or loss
Short-term investments	281,470	—	—	281,470
Plan assets	5,782	—	—	5,782

Total assets	287,252	—	—	287,252

As of December 31, 2022	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit or loss
Short-term investments	202,869	—	—	202,869
Plan assets	5,703	—	—	5,703

Total assets	208,572	—	—	208,572

The value of financial instruments traded in active markets is based on quoted market prices as of the date of these accompanying unaudited interim condensed consolidated financial statements. A market is considered active when quoted prices are available regularly through a stock exchange, a broker, a specific sector entity or regulatory agency, and these prices reflect regular and current market transactions between parties at arm’s length. The quoted market price used for financial assets held by the Company is the current offer price. These instruments are included in Level 1.

For financial instruments not traded in an active market, the fair value is determined using appropriate valuation techniques. These valuation techniques maximize the use of observable market data, when available, and minimize the use of Company’s specific estimates. Should all significant variables used to establish the fair value of a financial instrument be observable, the instrument is included in Level 2.

Should one or more variables used in determining the fair value not be observable in the market, the financial instrument is included in Level 3.

There were no transfers between Level 1 and Level 2 from December 31, 2022, through March 31, 2023.

17.4.2 Fair value of financial assets and liabilities that are not measured at fair value (but require fair value disclosures)

Except for the information included in the following chart, the Company considers that the carrying amounts of financial assets and liabilities recognized in the interim condensed consolidated financial statements approximate to its fair values, as explained in the related notes.

As of March 31, 2023	Carrying amount	Fair value	Level
Liabilities
Borrowings	659,567	516,081	2

Total liabilities	659,567	516,081

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2023 and December 31, 2022 and for the three-month periods ended March 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

17.5 Risk management objectives and policies concerning financial instruments

17.5.1 Financial risk factors

The Company’s activities are exposed to several financial risks: market risk (including exchange rate risk, interest rate risk and price risk), credit risk and liquidity risk.

Financial risk management is included in the Company’s global policies, and it adopts a comprehensive risk management policy focused on tracking risks affecting the entire Company. This strategy aims at striking a balance between profitability targets and risk exposure levels. Financial risks are derived from the financial instruments to which the Company is exposed during period-end or as of every period-end.

The Company’s financial department, controls financial risk by identifying, assessing and covering financial risks. The risk management systems and policies are reviewed regularly to show the changes in market conditions and the Company’s activities. The Company reviewed its exposure to financial risk factors and identified no significant changes in the risk analysis included in its annual consolidated financial statements as of December 31, 2022, except for the following:

17.5.1.1 Market risk

Exchange rate risk

The Company’s financial position and results of operations are sensitive to exchange rate changes between USD and ARS. As of March 31, 2023 and 2022, the Company performed foreign exchange currency hedge transactions, and the impact in the results of the period is recognized in “Other financial income (expense)”.

Most Company sales are denominated in USD, or the changes in sales follow the changes in USD listed price.

During the three-month period ended March 31, 2023 and for the year ended December 31, 2022, ARS depreciated by about 18% and 72%, respectively.

The following chart shows the sensitivity to a reasonable change in the exchange rates of ARS to USD while maintaining the remainder variables constant. Impact on profit before taxes is related to changes in the fair value of monetary assets and liabilities denominated in currencies other than the USD, the Company’s functional currency. The Company’s exposure to changes in foreign exchange rates for the remainder currencies is immaterial.

As of March 31, 2023
Changes in interest rates in Argentine pesos	+/- 50%
Effect on profit or loss	(74,065) / 74,065
Effect on equity	(74,065) / 74,065

Interest rate risk

For the three-month periods ended March 31, 2023, and 2022, the average interest rate was 76% and 42%, respectively.

The purpose of interest rate risk management is to minimize finance costs and limit the Company’s exposure to interest rate increases.

Variable-rate indebtedness exposes the Company’s cash flows to interest rate risk due to the potential volatility. Fixed-rate indebtedness exposes the Company to interest rate risk on the fair value of its liabilities as they could be considerably higher than variable rates. As of March 31, 2023, and December 31, 2022, about 7% and 9% of indebtedness was subject to variable interest rates. For the three-month period ended March 31, 2023, and for the year ended December 31, 2022, the variable interest rate of loans denominated in USD stood at 8.11% and 4.55%, respectively. For the year ended December 31, 2022, the variable rate of loans denominated in ARS stood at 36.31%.

The Company expects to lessen its interest rate exposure by analyzing and assessing (i) the different sources of liquidity available in domestic and international financial and capital markets (if available); (ii) alternative (fixed or variable) interest rates, currencies and contractual terms available for companies in a sector, industry and risk similar to the Company’s; and (iii) the availability, access and cost of interest rate hedge contracts. Hence, the Company assesses the impact on profit or loss of each strategy on the obligations that represent the main positions to the main interest-bearing positions.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2023 and December 31, 2022 and for the three-month periods ended March 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

In the case of fixed rates and in view of current market conditions, the Company considers that the risk of a major decrease in interest rates is low; therefore, it does not expect substantial fixed rate debt risk.

For the three-month period ended March 31, 2023, and for the year ended December 31, 2022, the Company did not use derivative financial instruments to mitigate interest rate risks.

Note 18. Inventories

	As of March 31, 2023	As of December 31, 2022
Materials and spare parts	8,464	8,177
Crude oil stock (Note 5.2)	—	4,722

Total	8,464	12,899

Note 19. Cash, bank balances and other short-term investments

	As of March 31, 2023	As of December 31, 2022
Mutual funds	279,997	202,165
Cash in banks	47,495	23,910
Money market funds	20,173	15,881
Government bonds	2,577	2,429

Total	350,242	244,385

Cash and cash equivalents include cash on hand and at bank and investments maturing within 3 (three) months. For the consolidated statement of cash flows purposes below is the reconciliation between cash, bank and short-term investments and cash and cash equivalents:

	As of March 31, 2023	As of December 31, 2022
Cash, bank balances and other short-term investments	350,242	244,385
Less
Government bonds	(2,577)	(2,429)

Cash and cash equivalents	347,665	241,956

Note 20. Equity

20.1 Capital stock

The following chart shows a reconciliation of the movements in the Company’s capital stock for the three-month period ended March 31, 2023:

	Series A	Series C (1)	Total
Amounts as of December 31, 2022	517,873	—	517,873
Number of shares	88,406,478	2	88,406,480

Cashless exercises of warrant	—	—	—
Number of shares	1,176,811	—	1,176,811
Series A shares to be granted in LTIP	1	—	1
Number of shares	3,300,253	—	3,300,253

Amounts as of March 31, 2023	517,874	—	517,874
Number of shares	92,883,542	2	92,883,544

(1)	As of March 31, 2023, the 2 (two) outstanding Series C shares are currently held by the Company.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2023 and December 31, 2022 and for the three-month periods ended March 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

As of March 31, 2023 and December 31, 2022, the Company’s authorized capital includes 35,908,697 and 40,385,761 Series A ordinary shares, respectively, held in Treasury that may be used with LTIP.

See Note 21 to the annual consolidated financial statements as of December 31, 2022.

Note 21. Provisions

	As of March 31, 2023	As of December 31, 2022
Noncurrent
Well plugging and abandonment	29,048	31,389
Environmental remediation	267	279

Total noncurrent	29,315	31,668

	As of March 31, 2023	As of December 31, 2022
Current
Environmental remediation	1,423	1,542
Well plugging and abandonment	1,064	1,135
Contingencies	92	171

Total current	2,579	2,848

Note 22. Salaries and payroll taxes

	As of March 31, 2023	As of December 31, 2022
Current
Salaries and social security contributions	5,097	7,521
Provision for bonuses and incentives	3,739	17,599

Total current	8,836	25,120

Note 23. Other taxes and royalties

	As of March 31, 2023	As of December 31, 2022
Current
Royalties	14,434	12,642
Tax withholdings	2,809	7,205
VAT	49	10
Turnover tax	—	102
Other	310	353

Total current	17,602	20,312

Note 24. Trade and other payables

	As of March 31, 2023	As of December 31, 2022
Current
Accounts payable:
Suppliers	208,851	196,484

Total current accounts payables	208,851	196,484

Other accounts payables:
Payables to third parties (1)	23,610	23,880
Extraordinary fee for Gas IV Plan	336	488
Payables to partners of joint operations	334	161

Total other current accounts payables	24,280	24,529

Total current	233,131	221,013

(1)

As of March 31, 2023 and December 31, 2022, include 18,204 and 23,880, related to acquisition of 50% operating working interest in the unconventional concessions of Aguada Federal and Bandurria Norte. (See Note 1.2.1 to the annual consolidated financial statements as of December 31, 2022).

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2023 and December 31, 2022 and for the three-month periods ended March 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Other than mentioned above, due to the short-term nature of current trade and other payables, their carrying amount is deemed to be the same as its fair value. The carrying amount of noncurrent trade and other payable does not differ considerably from its fair value.

Note 25. Employee benefits

The following chart summarizes net expense components and the changes in the liability for long-term employee benefits in the unaudited interim condensed consolidated financial statements:

	Period from January 1, through March 31, 2023	Period from January 1, through March 31, 2022
Cost of services	(6)	(10)
Cost of interest	(147)	(94)

Total	(153)	(104)

	As of March 31, 2023
	Present value of the obligation	Plan assets	Net liabilities
Amounts at beginning of period	(19,009)	6,758	(12,251)
Items classified as loss or profit
Cost of services	(6)	—	(6)
Cost of interest	(228)	81	(147)
Items classified in other comprehensive income
Actuarial remediation gain	—	109	109
Benefit payments	848	(848)	—
Payment of contributions	—	75	75

Amounts at end of period	(18,395)	6,175	(12,220)

The fair value of plan assets as of every period end per category, is as follows:

	As of March 31, 2023	As of December 31, 2022
US government bonds	5,782	5,703
Cash and cash equivalents	393	1,055

Total	6,175	6,758

See Note 23 to the Company’s annual consolidated financial statements as of December 31, 2022.

Note 26. Related parties transactions and balances

As of March 31, 2023 and December 31, 2022, the Company carries no balances with related parties and relevant transactions other than those included in Note 27 to the annual consolidated financial statements as of December 31, 2022.

Note 2.3 to the Company’s annual consolidated financial statements as of December 31, 2022 and Note 1.2 of these unaudited interim condensed consolidated financial statements provide information on the Group’s structure, including information on Company subsidiaries.

Note 27. Commitments and contingencies

There were no significant changes in commitments and contingencies for the three-month period ended March 31, 2023 (see Notes 28 and 29 to the annual consolidated financial statements as of December 31, 2022).

Note 28. Tax regulations

There were no significant changes in Argentina’s and Mexico’s tax regulations during the three-month period ended March 31, 2023 (see Note 31 to the annual consolidated financial statements as of December 31, 2022).

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2023 and December 31, 2022 and for the three-month periods ended March 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 29. Subsequent events

The Company assessed events subsequent to March 31, 2023, to determine the need of a potential recognition or disclosure in these interim condensed consolidated financial statements. The Company assessed such events through April 25, 2023, date in which these financial statements were made available for issue.

•	On April 4, 2023, Vista Argentina paid interest for an amount of 109 corresponding to loan agreements signed with Banco Santander International in July 2021 and January 2022.

There are no other events or transactions between the closing date and the date of issuance of these unaudited interim condensed consolidated financial statements that could significantly affect the Company’s financial position or profit or loss.

Nota 30. Supplementary pro forma financial information (unaudited)

As mentioned in Note 1.2.1, the Company, thought it subsidiary Vista Argentina signed an agreement with Aconcagua for the operations of the following concessions in the Neuquina Basin, Argentina (the “Transaction”): (i) the Entre Lomas upstream concession, located in the Province of Neuquén; (ii) the Entre Lomas, Jarilla Quemada, Charco del Palenque, Jagüel de los Machos and 25 de Mayo-Medanito S.E. upstream concessions, located in the Province of Río Negro (jointly, the “Exploitation Concessions”); (iii) the Entre Lomas and Jarilla Quemada gas transportation concession, located in the Province of Río Negro; and (iv) the 25 de Mayo-Medanito SE Crude oil transportation concession, located in the Province of Río Negro (jointly with the Exploitation Concessions, the “Concessions”).

The Company has prepared these financial information to comply with the regulatory requirements set forth by the CNBV (“Mexican Banking and Securities Commission”), which have been prepared in accordance with IFRS as issued by the IASB.

They were prepared on a historical cost basis, except for certain financial assets and liabilities that were measured at fair value.

This pro forma financial information should not be considered a statement, guarantee or suggestion about past or future performance. No person should rely on the usefulness or accuracy of this pro forma financial information, which is disclosed exclusively to comply with the aforementioned sole circular. To the maximum extent allowed by applicable law, Vista Energy S.A.B. de C.V. and its directors, Board members, employees, affiliates and subsidiaries are released from all liability related to such pro forma information.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2023 and December 31, 2022 and for the three-month periods ended March 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

30.1 Pro forma consolidated statement of profit or loss and other comprehensive income for the three-month period ended as of March 31, 2022 (unaudited)

	Period from January 1, through March 31, 2022	Pro forma adjustments	Period from January 1, through March 31, 2022 Pro forma
Revenue from contracts with customers	207,920	(8,534)	199,386
Cost of sales:
Operating costs	(30,839)	7,506	(23,333)
Crude oil stock fluctuation	2,655	(1,973)	682
Depreciation, depletion and amortization	(46,822)	2,995	(43,827)
Royalties	(29,177)	3,066	(26,111)
Other non-cash costs related to the transfer of conventional assets	—	(2,814)	(2,814)

Gross profit	103,737	246	103,983

Selling expenses	(12,566)	36	(12,530)
General and administrative expenses	(12,463)	—	(12,463)
Exploration expenses	(205)	—	(205)
Other operating income	2,765	56,848	59,613
Other operating expenses	(1,260)	—	(1,260)

Operating profit	80,008	57,130	137,138

Interest income	16	—	16
Interest expense	(8,232)	—	(8,232)
Other financial income (expense)	(28,949)	—	(28,949)

Financial income (expense), net	(37,165)	—	(37,165)

Profit before income tax	42,843	57,130	99,973

Current income tax (expense)	(26,559)	(10,184)	(36,743)
Deferred income tax (expense)	(750)	(9,812)	(10,562)

Income tax (expense)	(27,309)	(19,996)	(47,305)

Profit for the period, net	15,534	37,134	52,668

Other comprehensive income
Other comprehensive income that shall not be reclassified to profit or loss in subsequent periods
- (Loss) from actuarial remediation related to employee benefits	(129)	—	(129)
- Deferred income tax benefit	45	—	45

Other comprehensive income that shall not be reclassified to profit (loss) in subsequent periods, net of taxes	(84)	—	(84)

Total comprehensive profit for the period	15,450	37,134	52,584

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2023 and December 31, 2022 and for the three-month periods ended March 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

30.2 Pro forma consolidated statement of financial position as of March 31, 2022 (unaudited)

	As of March 31, 2022	Pro forma adjustments	As of March 31, 2022 Pro forma
Assets
Noncurrent assets
Property, plant and equipment	1,326,731	(139,386)	1,187,345
Goodwill	28,416	(5,542)	22,874
Other intangible assets	4,049	—	4,049
Right-of-use assets	27,847	(3,131)	24,716
Investments in associates	3,747	—	3,747
Trade and other receivables	19,025	163,787	182,812
Deferred income tax assets	4,029	—	4,029

Total noncurrent assets	1,413,844	15,728	1,429,572

Current assets
Inventories	18,262	(5,347)	12,915
Trade and other receivables	48,947	23,639	72,586
Cash, bank balances and other short-term investments	207,889	10,000	217,889

Total current assets	275,098	28,292	303,390

Total assets	1,688,942	44,020	1,732,962

Equity and liabilities
Equity
Capital stock	586,706	—	586,706
Share-based payments	31,374	—	31,374
Other accumulated comprehensive income (losses)	(6,060)	—	(6,060)
Accumulated profit (losses)	(31,538)	37,134	5,596

Total equity	580,482	37,134	617,616

Liabilities
Noncurrent liabilities
Deferred income tax liabilities	177,382	9,812	187,194
Lease liabilities	18,569	(3,131)	15,438
Provisions	27,879	—	27,879
Borrowings	430,744	—	430,744
Warrants	25,321	—	25,321
Employee benefits	7,998	—	7,998
Trade and other payables	22,857	—	22,857

Total noncurrent liabilities	710,750	6,681	717,431

Current liabilities
Provisions	2,895	—	2,895
Lease liabilities	9,762	—	9,762
Borrowings	145,487	—	145,487
Salaries and payroll taxes	8,842	—	8,842
Income tax liability	68,156	10,184	78,340
Other taxes and royalties	14,985	—	14,985
Trade and other payables	147,583	(9,979)	137,604

Total current liabilities	397,710	205	397,915

Total liabilities	1,108,460	6,886	1,115,346

Total equity and liabilities	1,688,942	44,020	1,732,962